Exhibit 99.2

Northern Tier Energy LLC Announces Tender Offer and Consent Solicitation for Any and

All of Its Outstanding 10.50% Senior Secured Notes Due 2017

RIDGEFIELD, Conn., Oct. 17, 2012 /PRNewswire/ — Northern Tier Energy LLC announced today that it has commenced a cash tender offer for any and all of the $261 million aggregate outstanding principal amount of its 10.50% Senior Secured Notes due 2017 (CUSIP No. 665828AC3) (the “Notes”). In conjunction with the tender offer, Northern Tier Energy is soliciting consents to eliminate most of the covenants, certain events of default applicable to the Notes and certain other provisions contained in the indenture governing the Notes (the “Indenture”). Northern Tier Energy expects to fund the tender offer with the proceeds from a new senior secured debt offering.

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on November 14, 2012, unless extended or earlier terminated (the “Expiration Time”). Holders who validly tender (and do not validly withdraw) their Notes and provide their consents to the amendments to the Indenture before 5:00 p.m., New York City time, on October 30, 2012, unless extended or earlier terminated (the “Consent Expiration”), will be eligible to receive the Total Consideration (as defined below), which includes a consent payment. Tendered Notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on October 30, 2012, unless extended (the “Withdrawal Time”), but generally not afterwards. Any extension, termination or amendment of the tender offer and consent solicitation will be followed as promptly as practicable by a public announcement thereof.

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to the Consent Expiration is $1,150, which includes a consent payment of $30 per $1,000 principal amount of Notes. Holders tendering after the Consent Expiration will be eligible to receive only the “Tender Offer Consideration,” which is $1,120 for each $1,000 principal amount of Notes. Holders will also receive accrued and unpaid interest from the last interest payment on the applicable Notes up to, but not including, the applicable settlement date for all of such Notes that we accept for purchase in the tender offer.

The tender offer and consent solicitation is subject to the satisfaction of certain conditions including: (1) receipt of consents to the amendments to the Indenture from holders of a majority in principal amount of the outstanding Notes and execution of a supplemental indenture effecting such amendments, (2) completion of satisfactory financing and (3) certain other customary conditions.

The complete terms and conditions of the tender offer are set forth in an Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”) and related Consent and Letter of Transmittal (“Letter of Transmittal”) that are being sent to holders of the Notes. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Tender and Information Agent for the tender offer, Global Bondholder Services Corporation, at (866) 294-2200 (toll-free).

Goldman, Sachs & Co. is the Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) and (912) 902-5183 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is being made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. Holders are urged to read the Offer to Purchase and related documents carefully before making any decision with respect to the tender offer and solicitation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents. None of Northern Tier Energy, the Dealer Manager or the Tender and Information Agent make any recommendations as to whether holders should tender their Notes pursuant to the tender offer or provide the related consents, and no one has been authorized to make such a recommendation.

Northern Tier Energy expressly reserves the right, subject to applicable law, to terminate the tender offer and consent solicitation. This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption in respect of the Notes.

About Northern Tier Energy

Northern Tier Energy LLC is an independent downstream energy company headquartered in Ridgefield, CT with refining, retail, and pipeline operations serving the PADD II region of the United States. The company was established to own and operate the St. Paul Park Refinery as well as a retail network of SuperAmerica brand convenience stores and a 17% equity interest in the Minnesota Pipeline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” which reflect our views and assumptions on the date of this press release regarding future events. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond our control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. We undertake no obligation to update or revise publicly any such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. Please refer to our filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.